Exhibit 5.1

August 9, 2023 PSQ Holdings, Inc. 222 Lakeview Avenue, Suite 800 West Palm Beach, Florida 33401	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by PSQ Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for (a) the registration of the issuance of an aggregate of 11,450,000 shares of Class A common stock, par value $0.0001 per share (the “Warrant Shares”), issuable upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“Warrants”), and (b) the registration for resale from time to time by the selling securityholders named in the Registration Statement (collectively, the “Selling Holders”) of (i) 10,012,500 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (x) up to 4,312,500 outstanding shares of Class A Common Stock and (y) 5,700,000 shares of Class A Common Stock issuable upon the exercise of Warrants (the “Selling Holder Shares”) and (ii) 5,700,000 Warrants. The Selling Holder Shares and the Warrants being registered for resale by the Selling Holder are referred to as the “Resale Securities.” The Selling Holder Shares that are currently outstanding are referred to as the “Selling Holder Outstanding Shares.”

We are acting as counsel for the Company in connection with the registration of the Warrant Shares and registration for resale of the Resale Securities. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, the Warrant Agreement, dated June 8, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (then known as Colombier Acquisition Corp.) (the “Warrant Agreement”), and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

PSQ Holdings, Inc.

August 9, 2023

Insofar as the opinions expressed in this letter relate to or are dependent upon factual matters, we have relied, with your permission, upon certificates, statements and representations of officers and other representatives of the Company, including, but not limited to, the representations made in that certain Agreement and Plan of Merger dated February 27, 2023, between the Company (f/k/a Colombier Acquisition Corp., “Colombier”), PublicSq. Inc. (f/k/a PSQ Holdings, Inc.), Colombier-Liberty Acquisition, Inc., and Colombier Sponsor, LLC, and the statements contained in the Registration Statement.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

We express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Warrants on the validity or enforceability of any other provision thereof, (d) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (e) which provides that the terms of the Warrants may not be waived or modified except in writing or (f) relating to choice of law or consent to jurisdiction.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York and the General Corporation Law of the State of Delaware. We also express no opinion herein with respect to the securities or “blue sky” laws of any state or other jurisdiction of the United States or any foreign jurisdiction.

PSQ Holdings, Inc.

August 9, 2023

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Selling Holder Shares are validly issued, fully paid and non-assessable.

2.	The Warrants constitute valid and binding obligations of the Company enforceable in accordance with their terms.

3.	The Warrant Shares issuable upon the exercise of the Warrants have been duly authorized for issuance and, when issued and paid for in accordance with the provisions of the Warrant Agreement, including the payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WILMER CUTLER PICKERING HALE AND DORR LLP

WILMER CUTLER PICKERING HALE AND DORR LLP